Exhibit 4.2
Execution Copy
[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and is the type that the registrant customarily and actually treats as private and confidential.
SIXTH AMENDED AND RESTATED
INVESTORS’ RIGHTS AGREEMENT
THIS SIXTH AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT (this “Agreement”), is made as of the 30th day of December, 2020, by and among IsoPlexis Corporation, a Delaware corporation (the “Company”), and each of the investors listed on Schedule A hereto, each of which is referred to in this Agreement as an “Investor”, and each of the stockholders listed on Schedule B hereto, each of whom is referred to herein as a “Key Holder” and any Additional Purchaser (as defined in the Purchase Agreement) that becomes a party to this Agreement in accordance with Section 6.9 hereof.
RECITALS
WHEREAS, the Company, certain Investors and the Key Holders are parties to that certain Fifth Amended and Restated Investors’ Rights Agreement, dated as of December 23, 2019 (the “Fifth A&R IRA”);
WHEREAS, pursuant to the terms of the Fifth A&R IRA, the Fifth A&R IRA may be amended upon the written consent of the Company and the holders of at least a majority of the Registrable Securities then outstanding;
WHEREAS, the Company and certain Investors (the “D Investors”) are parties to the Series D Preferred Stock Purchase Agreement, of even date herewith (the “Purchase Agreement”);
WHEREAS, certain of the Company’s and the D Investors’ obligations under the Purchase Agreement are conditioned on the execution and delivery of this Agreement by the parties hereto; and
WHEREAS, the Company and the undersigned Investors and Key Holders, representing at least a majority of the outstanding Registrable Securities, seek to amend and restate the Fifth A&R IRA as set forth herein.
NOW, THEREFORE, in consideration of these premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree to amend and restate the Fifth A&R IRA, and further agree, as follows:
1.    Definitions. For purposes of this Agreement:
1.1    “Affiliate” means, with respect to any specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person, including without limitation any general partner, managing member, manager, officer or director of such Person or any venture capital fund now or hereafter existing that is controlled by one or more general partners or managing members/managers of, or shares the same management company with, such Person.
1.2    “Common Stock” means shares of the Company’s common stock, par value $0.001 per share.
1.3    “Competitor” means a Person engaged, directly or indirectly (including through any partnership, limited liability company, corporation, joint venture or similar arrangement (whether now existing or formed hereafter)), in the field of single-cell multiplexed secreted protein, metabolite, or phosphoprotein, but shall not include any financial investment firm or collective investment vehicle that, together with its Affiliates, holds less than twenty percent (20)% of the outstanding equity of any Competitor and does not, nor do any of its Affiliates, have a right to designate any members of the board of directors of any Competitor. For avoidance of doubt, the Company agrees that (i) neither DHL nor, to the actual knowledge of the Company, any of its Affiliates, (ii) neither Perceptive Life Sciences Master Fund, Ltd. (“Perceptive”) nor, to the actual knowledge of the Company, any of its Affiliates, and (iii) neither Ally Bridge MedAlpha Master Fund L.P. (“ABG”) nor, to the actual knowledge of the Company, any of its Affiliates, is a Competitor under this Agreement as of the date hereof.
1.4    “Damages” means any loss, damage, claim or liability (joint or several) to which a party hereto may become subject under the Securities Act, the Exchange Act, or other federal or state law, insofar as such loss, damage, claim or liability (or any action in respect thereof) arises out of or is based upon: (i) any untrue statement or alleged untrue statement of a material fact contained in any registration statement of the Company, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto; (ii) an omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; or (iii) any violation or alleged violation by the indemnifying party (or any of its agents or Affiliates) of the Securities Act, the Exchange Act, any state securities law, or any rule or regulation promulgated under the Securities Act, the Exchange Act, or any state securities law.
1.5    “DHL” means DH Life Sciences LLC.
1.6    “DH Director” means any director of the Company that DHL is entitled to designate pursuant to any agreement among DHL, the Company and any other stockholders of the Company.
1.7    “Derivative Securities” means any securities or rights convertible into, or exercisable or exchangeable for (in each case, directly or indirectly), Common Stock, including options and warrants.
1.8    “DPA” means Section 721 of the Defense Production Act, as amended, including all implementing regulations thereof.

1.9    “DPA Triggering Rights” means (i) “control” (as defined in the DPA); (ii) access to any “material non-public technical information” (as defined in the DPA) in the possession of the Company; (iii) membership or observer rights on the Board of Directors or equivalent governing body of the Company or the right to nominate an individual to a position on the Board of Directors or equivalent governing body of the Company; (iv) any involvement, other than through the voting of shares, in substantive decision-making of the Company regarding (x) the use, development, acquisition or release of any Company “critical technology” (as defined in the DPA); (y) the use, development, acquisition, safekeeping, or release of “sensitive personal data” (as defined in the DPA) of U.S. citizens maintained or collected by the Company, or (z) the management, operation, manufacture, or supply of “covered investment critical infrastructure” (as defined in the DPA).
1.10    “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
1.11    “Excluded Registration” means (i) a registration relating to the sale of securities to employees of the Company or a subsidiary pursuant to a stock option, stock purchase, or similar plan; (ii) a registration relating to an SEC Rule 145 transaction; (iii) a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities; or (iv) a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities that are also being registered.
1.12    “FOIA Party” means a Person that, in the reasonable determination of the Board of Directors, may be subject to, and thereby required to disclose non-public information furnished by or relating to the Company under, the Freedom of Information Act, 5 U.S.C. 552 (“FOIA”), any state public records access law, any state or other jurisdiction’s laws similar in intent or effect to FOIA, or any other similar statutory or regulatory requirement.
1.13    Foreign Person” means either (i) a Person or government that is a “foreign person” within the meaning of the DPA or (ii) a Person through whose investment a “foreign person” within the meaning of the DPA would obtain any DPA Triggering Rights.
1.14    “Form S-1” means such form under the Securities Act as in effect on the date hereof or any successor registration form under the Securities Act subsequently adopted by the SEC.
1.15    “Form S-3” means such form under the Securities Act as in effect on the date hereof or any registration form under the Securities Act subsequently adopted by the SEC that permits incorporation of substantial information by reference to other documents filed by the Company with the SEC.
1.16    “GAAP” means generally accepted accounting principles in the United States.

1.17    “Holder” means any holder of Registrable Securities who is a party to this Agreement.
1.18    “Immediate Family Member” means a child, stepchild, grandchild, parent, stepparent, grandparent, spouse, life partner, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including, adoptive relationships, of a natural person referred to herein.
1.19    “Initiating Holders” means, collectively, Holders who properly initiate a registration request under this Agreement.
1.20    “IPO” means the Company’s first underwritten public offering of its Common Stock under the Securities Act.
1.21    “Ironwood” means Connecticut Growth Fund II, Limited Partnership, Advantage Capital Partners Connecticut V, Limited Partnership, Connecticut Growth Fund, Limited Partnership and Connecticut Small Business Finance Fund, Limited Partnership.
1.22    “Key Employee” means Sean MacKay and any executive-level employee (including, division director and vice president-level positions) as well as any employee who, either alone or in concert with others, develops, invents, programs, or designs any Company Intellectual Property (as defined in the Purchase Agreement).
1.23    “Key Holder Registrable Securities” means (i) the shares of Common Stock held by the Key Holders and (ii) any Common Stock issued as (or issuable upon the conversion or exercise of any warrant, right or other security that is issued as) a dividend or other distribution with respect to or in exchange for or in replacement of such shares.
1.24    “Major Investor” means any Investor that, individually or together with such Investor’s Affiliates, holds at least 84,640 shares of Registrable Securities (as adjusted for any stock split, stock dividend, combination, or other recapitalization or reclassification effected after the date hereof).
1.25    “New Securities” means, collectively, equity securities of the Company, whether or not currently authorized, as well as rights, options, or warrants to purchase such equity securities, or securities of any type whatsoever that are, or may become, convertible or exchangeable into or exercisable for such equity securities.
1.26    "Perceptive Director" means any director of the Company that Perceptive is entitled to designate pursuant to any agreement among Perceptive, the Company and any other stockholders of the Company.
1.27    “Permitted CII Transferee” means any of the following: (a) any governmental or quasi-governmental agency of the State of Connecticut, governmental unit of the State of Connecticut or statutorily created entity of the State of Connecticut; (b) (i) any corporation, limited liability company, partnership or other entity controlled by Connecticut Innovations, Incorporated (“CII”) or (ii) any other Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, CII created for the purpose of managing and/or making investments in portfolio companies with a Connecticut Presence (as defined by that certain Amended and Restated Put Agreement among the Company, CII, Connecticut Growth Fund II, Limited Partnership and Advantage Capital Partners Connecticut V, Limited Partnership dated as of October 31, 2016 (as amended and in effect, the “Put Agreement”)), including without limitation Connecticut Emerging Enterprises, L.P.; or (c) any successor or replacement agency of the State of Connecticut (or other entity) for CII.
1.28    “Permitted DHL Transferee” means DHL and any Affiliate of DHL.
1.29    “Permitted Perceptive Transferee” means Perceptive and any Affiliate of Perceptive.
1.30    “Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.
1.31    “Preferred Director” means any director of the Company that the holders of record of Preferred Stock are entitled to elect pursuant to the Company’s Seventh Amended and Restated Certificate of Incorporation.
1.32    “Preferred Stock” means shares of Company’s Series A Preferred Stock, Series A-2 Preferred Stock, Series B Preferred Stock, Series B-2 Preferred Stock, Series C Preferred Stock, Series C-2 Preferred Stock and Series D Preferred Stock.
1.33    “Registrable Securities” means (i) the Common Stock issuable or issued upon conversion of Series A Preferred Stock, Series A-2 Preferred Stock, Series B Preferred Stock, Series B-2 Preferred Stock, Series C Preferred Stock, Series C-2 Preferred Stock or Series D Preferred Stock; (ii) any Common Stock, or any Common Stock issued or issuable (directly or indirectly) upon conversion and/or exercise of any other securities of the Company, acquired by the Investors after the date hereof; (iii) the Key Holder Registrable Securities, provided, however, that such Key Holder Registrable Securities shall not be deemed Registrable Securities and the Key Holders shall not be deemed Holders for the purposes of Sections 2.1, 2.10, 3.1, 3.2, 4.1 and 6.6; and (iv) any Common Stock issued as (or issuable upon the conversion or exercise of any warrant, right, or other security that is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, the shares referenced in clauses (i) and (ii) above; excluding in all cases, however, any Registrable Securities sold by a Person in a transaction in which the applicable rights under this Agreement are not assigned pursuant to Subsection 6.1, and excluding for purposes of Section 2 any shares for which registration rights have terminated pursuant to Subsection 2.13 of this Agreement.
1.34    “Registrable Securities then outstanding” means the number of shares determined by adding the number of shares of outstanding Common Stock that are Registrable

Securities and the number of shares of Common Stock issuable (directly or indirectly) pursuant to then exercisable and/or convertible securities that are Registrable Securities.
1.35    “Restricted Securities” means the securities of the Company required to be notated with the legend set forth in Subsection 2.12(b) hereof.
1.36    “SEC” means the Securities and Exchange Commission.
1.37    “SEC Rule 144” means Rule 144 promulgated by the SEC under the Securities Act.
1.38    “SEC Rule 145” means Rule 145 promulgated by the SEC under the Securities Act.
1.39    “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
1.40    “Selling Expenses” means all underwriting discounts, selling commissions, and stock transfer taxes applicable to the sale of Registrable Securities, and fees and disbursements of counsel for any Holder, except for the fees and disbursements of the Selling Holder Counsel borne and paid by the Company as provided in Subsection 2.6.
1.41    “Series A Preferred Stock” means shares of the Company’s Series A Preferred Stock, par value $0.001 per share.
1.42    “Series A-2 Preferred Stock” means shares of the Company’s Series A-2 Preferred Stock, par value $0.001 per share.
1.43    “Series B Preferred Stock” means shares of the Company’s Series B Preferred Stock, par value $0.001 per share.
1.44    “Series B-2 Preferred Stock” means shares of the Company’s Series B-2 Preferred Stock, par value $0.001 per share.
1.45    “Series C Preferred Stock” means shares of the Company’s Series C Preferred Stock, par value $0.001 per share.
1.46    “Series C-2 Preferred Stock” means shares of the Company’s Series C-2 Preferred Stock, par value $0.001 per share.
1.47    “Series D Preferred Stock” means shares of the Company’s Series D Preferred Stock, par value $0.001 per share.
2.    Registration Rights. The Company covenants and agrees as follows:

2.1    Demand Registration.
(a)    Form S-1 Demand. If at any time after the earlier of (i) three (3) years after the date of this Agreement or (ii) one hundred eighty (180) days after the effective date of the registration statement for the IPO, the Company receives a request from Holders of at least a majority of the Registrable Securities then outstanding (which for purposes of this calculation shall exclude the Key Holder Registrable Securities) that the Company file a Form S-1 registration statement with respect to at least forty percent (40%) of the Registrable Securities then outstanding (or a lesser percent if the anticipated aggregate offering price, net of Selling Expenses, would exceed $10 million), then the Company, if its Board of Directors determines it to be in the interests of the Company and its shareholders, shall (x) within ten (10) days after the date such request is given, give notice thereof (the “Demand Notice”) to all Holders other than the Initiating Holders; and (y) as soon as practicable, and in any event within sixty (60) days after the date such request is given by the Initiating Holders, file a Form S-1 registration statement under the Securities Act covering all Registrable Securities that the Initiating Holders requested to be registered and any additional Registrable Securities requested to be included in such registration by any other Holders, as specified by notice given by each such Holder to the Company within twenty (20) days after the date the Demand Notice is given, and in each case, subject to the limitations of Subsections 2.1(c) and 2.3; provided, however, that this right to request the filing of a Form S-1 registration statement shall in no event be made available to any Holder that is a Foreign Person.
(b)    Form S-3 Demand. If at any time when it is eligible to use a Form S-3 registration statement, the Company receives a request from Holders of at least twenty percent (20%) of the Registrable Securities then outstanding (which for purposes of this calculation shall exclude the Key Holder Registrable Securities) that the Company file a Form S-3 registration statement with respect to outstanding Registrable Securities of such Holders having an anticipated aggregate offering price, net of Selling Expenses, of at least $3 million, then the Company shall (i) within ten (10) days after the date such request is given, give a Demand Notice to all Holders other than the Initiating Holders; and (ii) as soon as practicable, and in any event within forty-five (45) days after the date such request is given by the Initiating Holders, file a Form S-3 registration statement under the Securities Act covering all Registrable Securities requested to be included in such registration by any other Holders, as specified by notice given by each such Holder to the Company within twenty (20) days after the date the Demand Notice is given, and in each case, subject to the limitations of Subsections 2.1(c), 2.1(d) and 2.3.
(c)    Notwithstanding the foregoing obligations, if the Company furnishes to Holders requesting a registration pursuant to this Subsection 2.1 a certificate signed by the Company’s chief executive officer stating that in the good faith judgment of the Company’s Board of Directors it would be materially detrimental to the Company and its stockholders for such registration statement to either become effective or remain effective for as long as such registration statement otherwise would be required to remain effective, because such action would (i) materially interfere with a significant acquisition, corporate reorganization, or other similar transaction involving the Company, (ii) require premature disclosure of material information that the Company has a bona fide business purpose for preserving as confidential, or (iii) render the

Company unable to comply with requirements under the Securities Act or Exchange Act, then the Company shall have the right to defer taking action with respect to such filing, and any time periods with respect to filing or effectiveness thereof shall be tolled correspondingly, for a period of not more than one hundred twenty (120) days after the request of the Initiating Holders is given; provided, however, that the Company may not invoke this right more than once in any consecutive twelve (12) month period; and provided further that the Company shall not register any securities for its own account or that of any other stockholder during such one hundred twenty (120) day period other than an Excluded Registration.
(d)    The Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to Subsection 2.1(a) (i) during the period that is sixty (60) days before the Company’s good faith estimate of the date of filing of, and ending on a date that is one hundred eighty (180) days after the effective date of, a Company-initiated registration, provided that the Company is actively employing in good faith commercially reasonable efforts to cause such registration statement to become effective; (ii) after the Company has effected one registration pursuant to Subsection 2.1(a); or (iii) if the Initiating Holders propose to dispose of shares of Registrable Securities that may be immediately registered on Form S-3 pursuant to a request made pursuant to Subsection 2.1(b). The Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to Subsection 2.1(b) (i) during the period that is thirty (30) days before the Company’s good faith estimate of the date of filing of, and ending on a date that is ninety (90) days after the effective date of, a Company-initiated registration, provided that the Company is actively employing in good faith commercially reasonable efforts to cause such registration statement to become effective; or (ii) if the Company has effected two registrations pursuant to Subsection 2.1(b) within the consecutive twelve (12) month period immediately preceding the date of such request. A registration shall not be counted as “effected” for purposes of this Subsection 2.1(d) until such time as the applicable registration statement has been declared effective by the SEC, unless the Initiating Holders withdraw their request for such registration, elect not to pay the registration expenses therefor, and forfeit their right to one demand registration statement pursuant to Subsection 2.6, in which case such withdrawn registration statement shall be counted as “effected” for purposes of this Subsection 2.1(d); provided, that if such withdrawal is during a period the Company has deferred taking action pursuant to Subsection 2.1(c), then the Initiating Holders may withdraw their request for registration and such registration will not be counted as “effected” for purposes of this Subsection 2.1(d).
(e)    Inclusion of Other Securities. Any registration statement filed pursuant to the request of the Initiating Holders may, subject to the provisions of Section 2.3, include other securities of the Company being issued by the Company or which are held by officers or directors of the Company or other parties.
2.2    Company Registration. If the Company proposes to register (including, for this purpose, a registration effected by the Company for stockholders other than the Holders) any of its securities under the Securities Act in connection with the public offering of such securities solely for cash (other than in an Excluded Registration), the Company shall, at such time, promptly give each Holder notice of such registration. Upon the request of each Holder given within twenty

(20) days after such notice is given by the Company, the Company shall, subject to the provisions of Subsection 2.3, cause to be registered all of the Registrable Securities that each such Holder has requested to be included in such registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Subsection 2.2 before the effective date of such registration, whether or not any Holder has elected to include Registrable Securities in such registration. The expenses (other than Selling Expenses) of such withdrawn registration shall be borne by the Company in accordance with Subsection 2.6.
2.3    Underwriting Requirements.
(a)    If, pursuant to Subsection 2.1, the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to Subsection 2.1, and the Company shall include such information in the Demand Notice. The underwriter(s) will be selected by the Company and shall be reasonably acceptable to a majority in interest of the Initiating Holders. In such event, the right of any Holder to include such Holder’s Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company as provided in Subsection 2.4(e)) enter into an underwriting agreement in customary form with the underwriter(s) selected for such underwriting. Notwithstanding any other provision of this Subsection 2.3, if the managing underwriter(s) in good faith advise(s) the Initiating Holders in writing that marketing factors require a limitation on the number of shares to be underwritten, then the Initiating Holders shall so advise all Holders of Registrable Securities that otherwise would be underwritten pursuant hereto, and the number of Registrable Securities that may be included in the underwriting shall be allocated among such Holders of Registrable Securities, including the Initiating Holders, in proportion (as nearly as practicable) to the number of Registrable Securities owned by each Holder or in such other proportion as shall mutually be agreed to by all such selling Holders affected by such change; provided, however, that the number of Registrable Securities held by the Holders to be included in such underwriting shall not be reduced unless all other securities are first entirely excluded from the underwriting. To facilitate the allocation of shares in accordance with the above provisions, the Company or the underwriters may round the number of shares allocated to any Holder to the nearest one hundred (100) shares.
(b)    In connection with any offering involving an underwriting of shares of the Company’s capital stock pursuant to Subsection 2.2, the Company shall not be required to include any of the Holders’ Registrable Securities in such underwriting unless the Holders accept the terms of the underwriting as agreed upon between the Company and its underwriters, and then only in such quantity as the underwriters in their sole discretion determine will not jeopardize the success of the offering by the Company. If the total number of securities, including Registrable Securities, requested by stockholders to be included in such offering exceeds the number of securities to be sold (other than by the Company) that the underwriters in their reasonable discretion determine is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters and the Company in their sole discretion determine will not jeopardize the success of the offering. If the underwriters determine that less than all of the Registrable Securities requested to be registered can be included in such offering, then the Registrable Securities that are included in such offering shall be allocated among the selling Holders in proportion (as nearly as practicable to) the number of Registrable Securities owned by each selling Holder or in such other proportions as shall mutually be agreed to by all such selling Holders affected by such change. To facilitate the allocation of shares in accordance with the above provisions, the Company or the underwriters may round the number of shares allocated to any Holder to the nearest one hundred (100) shares. Notwithstanding the foregoing, in no event shall (i) the number of Registrable Securities included in the offering be reduced unless all other securities (other than securities to be sold by the Company) are first entirely excluded from the offering, or (ii) the number of Registrable Securities included in the offering be reduced below twenty five percent (25%) of the total number of securities included in such offering, unless such offering is the IPO, in which case the selling Holders may be excluded further if the underwriters make the determination described above and no other stockholder’s securities are included in such offering. For purposes of the provision in this Subsection 2.3(b) concerning apportionment, for any selling Holder that is a partnership, limited liability company, or corporation, the partners, members, retired partners, retired members, stockholders, and Affiliates of such Holder, or the estates and Immediate Family Members of any such partners, retired partners, members, and retired members and any trusts for the benefit of any of the foregoing Persons, shall be deemed to be a single “selling Holder,” and any pro rata reduction with respect to such “selling Holder” shall be based upon the aggregate number of Registrable Securities owned by all Persons included in such “selling Holder,” as defined in this sentence.
(c)    If any Holder, or any officer or director of the Company or other party, disapproves of the terms of such underwriting, such Person may elect to withdraw therefrom by written notice to the Company, the underwriter(s) and any Initiating Holders. The securities so withdrawn shall also be withdrawn from registration.
(d)    For purposes of Subsection 2.1, a registration shall not be counted as “effected” if, as a result of an exercise of the underwriter’s cutback provisions in Subsection 2.3(a), fewer than fifty percent (50%) of the total number of Registrable Securities that Holders have requested to be included in such registration statement are actually included.
2.4    Obligations of the Company. Whenever required under this Section 2 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:
(a)    prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such registration statement to become effective and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for a period of up to one hundred twenty (120) days or, if earlier, until the distribution contemplated in the registration statement has been completed; provided, however, that (i) such one hundred twenty (120) day period shall be extended for a period of time equal to the period the Holder refrains, at the request of an underwriter of Common Stock (or other securities) of the Company, from selling any securities included in such registration, and (ii) in the case of any registration of Registrable Securities on Form S-3 that are intended to be offered on a continuous or delayed basis, subject to compliance with applicable SEC rules, such one hundred twenty (120) day period shall be extended for up to sixty (60) days, if necessary, to keep the registration statement effective until all such Registrable Securities are sold;
(b)    prepare and file with the SEC such amendments and supplements to such registration statement, and the prospectus used in connection with such registration statement, as may be necessary to comply with the Securities Act in order to enable the disposition of all securities covered by such registration statement;
(c)    furnish to the selling Holders such numbers of copies of a prospectus, including a preliminary prospectus, as required by the Securities Act, and such other documents as the Holders may reasonably request in order to facilitate their disposition of their Registrable Securities;
(d)    use its commercially reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or blue-sky laws of such jurisdictions as shall be reasonably requested by the selling Holders; provided that the Company shall not be required to qualify to do business or to file a general consent to service of process in any such states or jurisdictions, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act;
(e)    in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the underwriter(s) of such offering;
(f)    use its commercially reasonable efforts to cause all such Registrable Securities covered by such registration statement to be listed on a national securities exchange or trading system and each securities exchange and trading system (if any) on which similar securities issued by the Company are then listed;
(g)    provide a transfer agent and registrar for all Registrable Securities registered pursuant to this Agreement and provide a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration;
(h)    promptly make available for inspection by the selling Holders, any underwriter(s) participating in any disposition pursuant to such registration statement, and any attorney or accountant or other agent retained by any such underwriter or selected by the selling Holders, all financial and other records, pertinent corporate documents, and properties of the Company, and cause the Company’s officers, directors, employees, and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant, or agent, in each case, as necessary or advisable to verify the accuracy of the information in such registration statement and to conduct appropriate due diligence in connection therewith;
(i)    notify each selling Holder, promptly after the Company receives notice thereof, of the time when such registration statement has been declared effective or a supplement to any prospectus forming a part of such registration statement has been filed; and
(j)    after such registration statement becomes effective, notify each selling Holder of any request by the SEC that the Company amend or supplement such registration statement or prospectus.
In addition, the Company shall ensure that, at all times after any registration statement covering a public offering of securities of the Company under the Securities Act shall have become effective, its insider trading policy shall provide that the Company’s directors may implement a trading program under Rule 10b5-1 of the Exchange Act.
2.5    Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 2 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as is reasonably required to effect the registration of such Holder’s Registrable Securities.
2.6    Expenses of Registration. All expenses (other than Selling Expenses) incurred in connection with registrations, filings, or qualifications pursuant to Section 2, including all registration, filing, and qualification fees; printers’ and accounting fees; fees and disbursements of counsel for the Company; and the reasonable fees and disbursements of one counsel for the selling Holders (“Selling Holder Counsel”), shall be borne and paid by the Company; provided, however, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Subsection 2.1 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case all selling Holders shall bear such expenses pro rata based upon the number of Registrable Securities that were to be included in the withdrawn registration), unless the Holders of a majority of the Registrable Securities to be registered agree to forfeit their right to one registration pursuant to Subsections 2.1(a) or 2.1(b), as the case may be; provided further that if, at the time of such withdrawal, the Holders shall have learned of a material adverse change in the condition, business, or prospects of the Company from that known to the Holders at the time of their request and have withdrawn the request with reasonable promptness after learning of such information then the Holders shall not be required to pay any of such expenses and shall not forfeit their right to one registration pursuant to Subsections 2.1(a) or 2.1(b). All Selling Expenses relating to Registrable Securities registered pursuant to this Section 2 shall be borne and paid by the Holders pro rata on the basis of the total number of Registrable Securities registered on their behalf.

2.7    Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any registration pursuant to this Agreement as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 2.
2.8    Indemnification. If any Registrable Securities are included in a registration statement under this Section 2:
(a)    To the extent permitted by law, the Company will indemnify and hold harmless each selling Holder, and the partners, members, officers, directors, and stockholders of each such Holder; legal counsel and accountants for each such Holder; any underwriter (as defined in the Securities Act) for each such Holder; and each Person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any Damages, and the Company will pay to each such Holder, underwriter, controlling Person, or other aforementioned Person any legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Damages may result, as such expenses are incurred; provided, however, that the indemnity agreement contained in this Subsection 2.8(a) shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Company, which consent shall not be unreasonably withheld, conditioned or delayed, nor shall the Company be liable for any Damages to the extent that they arise out of or are based upon actions or omissions made in reasonable reliance upon and in conformity with written information furnished by or on behalf of any such Holder, underwriter, controlling Person, or other aforementioned Person expressly for use in connection with such registration.
(b)    To the extent permitted by law, each selling Holder, severally and not jointly, will indemnify and hold harmless the Company, and each of its directors, each of its officers who has signed the registration statement, each Person (if any), who controls the Company within the meaning of the Securities Act, legal counsel and accountants for the Company, any underwriter (as defined in the Securities Act), any other Holder selling securities in such registration statement, and any controlling Person of any such underwriter or other Holder, against any Damages, in each case only to the extent that such Damages arise out of or are based upon actions or omissions made in reasonable reliance upon and in conformity with written information furnished by or on behalf of such selling Holder expressly for use in connection with such registration; and each such selling Holder will pay to the Company and each other aforementioned Person any legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Damages may result, as such expenses are incurred; provided, however, that the indemnity agreement contained in this Subsection 2.8(b) shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld, conditioned or delayed; and provided further that in no event shall the aggregate amounts payable by any Holder by way of indemnity or contribution under Subsections 2.8(b) and 2.8(d) exceed the proceeds from the offering received by such Holder (net of any Selling Expenses paid by such Holder), except in the case of fraud or willful misconduct by such Holder.

(c)    Promptly after receipt by an indemnified party under this Subsection 2.8 of notice of the commencement of any action (including any governmental action) for which a party may be entitled to indemnification hereunder, such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Subsection 2.8, give the indemnifying party notice of the commencement thereof. The indemnifying party shall have the right to participate in such action and, to the extent the indemnifying party so desires, participate jointly with any other indemnifying party to which notice has been given, and to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such action. The failure to give notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Subsection 2.8.
(d)    To provide for just and equitable contribution to joint liability under the Securities Act in any case in which either: (i) any party otherwise entitled to indemnification hereunder makes a claim for indemnification pursuant to this Subsection 2.8 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case, notwithstanding the fact that this Subsection 2.8 provides for indemnification in such case, or (ii) contribution under the Securities Act may be required on the part of any party hereto for which indemnification is provided under this Subsection 2.8, then, and in each such case, such parties will contribute to the aggregate losses, claims, damages, liabilities, or expenses to which they may be subject (after contribution from others) in such proportion as is appropriate to reflect the relative fault of each of the indemnifying party and the indemnified party in connection with the statements, omissions, or other actions that resulted in such loss, claim, damage, liability, or expense, as well as to reflect any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or allegedly untrue statement of a material fact, or the omission or alleged omission of a material fact, relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission; provided, however, that, in any such case (x) no Holder will be required to contribute any amount in excess of the public offering price of all such Registrable Securities offered and sold by such Holder pursuant to such registration statement, and (y) no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation; and provided further that in no event shall a Holder’s liability pursuant to this Subsection 2.8(d), when combined with the amounts paid or payable by such Holder pursuant to Subsection 2.8(b), exceed the proceeds from the offering received by such Holder (net of any Selling Expenses paid by such Holder), except in the case of willful misconduct or fraud by such Holder.

(e)    Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.
(f)    Unless otherwise superseded by an underwriting agreement entered into in connection with the underwritten public offering, the obligations of the Company and Holders under this Subsection 2.8 shall survive the completion of any offering of Registrable Securities in a registration under this Section 2, and otherwise shall survive the termination of this Agreement.
2.9    Reports Under Exchange Act. With a view to making available to the Holders the benefits of SEC Rule 144 and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company shall:
(a)    make and keep available adequate current public information, as those terms are understood and defined in SEC Rule 144, at all times after the effective date of the registration statement filed by the Company for the IPO;
(b)    use commercially reasonable efforts to file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act (at any time after the Company has become subject to such reporting requirements); and
(c)    furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) to the extent accurate, a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144 (at any time after ninety (90) days after the effective date of the registration statement filed by the Company for the IPO), the Securities Act, and the Exchange Act (at any time after the Company has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after the Company so qualifies); and (ii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC that permits the selling of any such securities without registration (at any time after the Company has become subject to the reporting requirements under the Exchange Act) or pursuant to Form S-3 (at any time after the Company so qualifies to use such form).
2.10    Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of the Holders of a majority of the Registrable Securities then outstanding (which for purposes of this calculation shall exclude the Key Holder Registrable Securities), enter into any agreement with any holder or prospective holder of any securities of the Company that would give such holder or prospective holder any registration rights the terms of which are senior to the registration rights granted to the Holders hereunder.

2.11    “Market Stand-off” Agreement. Each Holder hereby agrees that it will not, without the prior written consent of the managing underwriter, during the period commencing on the date of the final prospectus relating to the registration by the Company for its own behalf of shares of its Common Stock or any other equity securities under the Securities Act on a registration statement on Form S-1, and ending on the date specified by the Company and the managing underwriter (such period not to exceed one hundred eighty (180) days or such other period as may be requested by the Company or an underwriter to accommodate regulatory restrictions on (i) the publication or other distribution of research reports and (ii) analyst recommendations and opinions, including, but not limited to, the restrictions contained in Financial Industry Regulatory Authority (FINRA) rules or the rules of any exchange on which the Common Stock is then trading, or any successor provisions or amendments thereto), (a) lend, offer; pledge; sell; contract to sell; sell any option or contract to purchase; purchase any option or contract to sell; grant any option; right or warrant to purchase; or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable (directly or indirectly) for Common Stock held immediately prior to before the effective date of the registration statement for such offering or (b) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such securities, whether any such transaction described in clause (a) or (b) above is to be settled by delivery of Common Stock or other securities, in cash or otherwise. The foregoing provisions of this Subsection 2.11 shall apply only to the IPO, shall not apply to the sale of equity securities to an underwriter pursuant to an underwriting agreement, or the transfer of any equity securities that is made for bona fide estate planning purposes, either during the lifetime of a Holder or on death by will or intestacy to his or her family members, or any other Person approved by the Company’s Board of Directors, or any custodian or trustee of any trust, partnership or limited liability company for the benefit of, or the ownership interests of which are owned wholly by, such Holder or any such family members; provided that the Holder (or such Holder’s representative in the case of death) shall give prior written notice to the Company of such transfer and (x) such equity securities shall at all times remain subject to the terms and restrictions set forth in this Agreement and such transferee shall, as a condition to such transfer, agree to be bound by all the terms and conditions of this Agreement (but only with respect to such equity securities), (y) such transfer is made pursuant to a transaction in which there is no consideration actually paid for such transfer and (z) such restrictions shall be applicable to the Holders only if all officers and directors are subject to the same restrictions and the Company uses commercially reasonable efforts to obtain a similar agreement from all stockholders individually owning more than five percent (5%) of the Company’s outstanding Common Stock (after giving effect to conversion into Common Stock of all outstanding Series A, Series A-2 Preferred Stock, Series B Preferred Stock, Series B-2 Preferred Stock, Series C Preferred Stock, Series C-2 Preferred Stock and Series D Preferred Stock). The underwriters in connection with such registration are intended third-party beneficiaries of this Subsection 2.11 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto. Each Holder further agrees to execute such agreements as may be reasonably requested by the underwriters in connection with such registration that are consistent with this Subsection 2.11 or that are necessary to give further effect thereto. Any discretionary waiver or termination of the restrictions of any or all of such agreements by the Company or the underwriters shall apply pro rata to all Holders subject to such agreements, based on the number of shares subject to such agreements.
2.12    Restrictions on Transfer.
(a)    The Series A Preferred Stock, Series A-2 Preferred Stock, Series B Preferred Stock, Series B-2 Preferred Stock, Series C Preferred Stock, Series C-2 Preferred Stock, Series D Preferred Stock and the Registrable Securities shall not be sold, pledged, or otherwise transferred, and the Company shall not recognize and shall issue stop-transfer instructions to its transfer agent with respect to any such sale, pledge, or transfer, except upon the conditions specified in this Agreement, which conditions are intended to ensure compliance with the provisions of the Securities Act. A transferring Holder will cause any proposed purchaser, pledgee, or transferee of Series A Preferred Stock, Series A-2 Preferred Stock, Series B Preferred Stock, Series B-2 Preferred Stock, Series C Preferred Stock, Series C-2 Preferred Stock, Series D Preferred Stock and the Registrable Securities held by such Holder to agree to take and hold such securities subject to the provisions and upon the conditions specified in this Agreement.
(b)    Each certificate, instrument, or book entry representing (i) Series A Preferred Stock, (ii) Series A-2 Preferred Stock, (iii) Series B Preferred Stock (iv) Series B-2 Preferred Stock (v) Series C Preferred Stock, (vi) Series C-2 Preferred Stock, (vii) Series D Preferred Stock, (viii) the Registrable Securities, and (ix) any other securities issued in respect of the securities referenced in clauses (i), (ii), (iii), (iv), (v), (vi), (vii) and (viii), upon any stock split, stock dividend, recapitalization, merger, consolidation, or similar event, shall (unless otherwise permitted by the provisions of Subsection 2.12(c)) be notated with a legend substantially in the following form:
THE SECURITIES REPRESENTED HEREBY HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. SUCH SHARES MAY NOT BE SOLD, PLEDGED, OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR A VALID EXEMPTION FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SAID ACT.
THE SECURITIES REPRESENTED HEREBY MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT BETWEEN THE COMPANY AND THE STOCKHOLDER, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY.
The Holders consent to the Company making a notation in its records and giving instructions to any transfer agent of the Restricted Securities in order to implement the restrictions on transfer set forth in this Subsection 2.12.
(c)    The holder of such Restricted Securities, by acceptance of ownership thereof, agrees to comply in all respects with the provisions of this Section 2. Before any proposed sale, pledge, or transfer of any Restricted Securities, unless there is in effect a registration statement under the Securities Act covering the proposed transaction or following the IPO, the transfer is made pursuant to SEC Rule 144, the Holder thereof shall give notice to the Company of such Holder’s intention to effect such sale, pledge, or transfer, provided that no such notice shall be required if the intended sale, pledge or transfer complies with SEC Rule 144. Each such notice shall describe the manner and circumstances of the proposed sale, pledge, or transfer in sufficient detail, include an undertaking to comply with all applicable securities laws and, if reasonably requested by the Company, shall be accompanied at such Holder’s expense by either (i) a written opinion of legal counsel who shall, and whose legal opinion shall, be reasonably satisfactory to the Company, addressed to the Company, to the effect that the proposed transaction may be effected without registration under the Securities Act; (ii) a “no action” letter from the SEC to the effect that the proposed sale, pledge, or transfer of such Restricted Securities without registration will not result in a recommendation by the staff of the SEC that action be taken with respect thereto; or (iii) any other evidence reasonably satisfactory to counsel to the Company to the effect that the proposed sale, pledge, or transfer of the Restricted Securities may be effected without registration under the Securities Act; whereupon, in the case of any of the events/actions described in clause (i), (ii) or (iii) above, the Holder of such Restricted Securities shall be entitled to sell, pledge, or transfer such Restricted Securities in accordance with the terms of the notice given by the Holder to the Company. The Company will not require such a notice, legal opinion or “no action” letter (v) in any transaction in compliance with SEC Rule 144; or (w) in any transaction in which such Holder distributes Restricted Securities to an Affiliate of such Holder for no consideration; (x) with respect to a transfer by CII, to any Permitted CII Transferee; (y) with respect to a transfer by DHL or any Permitted DHL Transferee, to any Permitted DHL Transferee; or (z) with respect to a transfer by Perceptive or any Permitted Perceptive Transferee, to any Permitted Perceptive Transferee; provided that each transferee agrees in writing to be subject to the terms of this Subsection 2.12. Each certificate, instrument, or book entry representing the Restricted Securities transferred as above provided shall be notated with, except if such transfer is made pursuant to SEC Rule 144, the appropriate restrictive legend set forth in Subsection 2.12(b), except that such certificate instrument, or book entry shall not be notated with such restrictive legend if, in the opinion of counsel for such Holder and the Company, such legend is not required in order to establish compliance with any provisions of the Securities Act.
2.13    Termination of Registration Rights. The right of any Holder to request registration or inclusion of Registrable Securities in any registration pursuant to Subsections 2.1 or 2.2 shall terminate upon the earliest to occur of:
(a)    the closing of a Deemed Liquidation Event, as such term is defined in the Company’s Seventh Amended and Restated Certificate of Incorporation; and
(b)    the fifth (5th) anniversary of the IPO.

3.    Information and Observer Rights.
3.1    Delivery of Financial Statements. The Company shall deliver to each Major Investor, provided that such Major Investor is not a Competitor:
(a)    as soon as practicable, but in any event within one hundred twenty (120) days after the end of each fiscal year of the Company (i) a balance sheet as of the end of such year, (ii) statements of income and of cash flows for such year, and (iii) a statement of stockholders’ equity as of the end of such year, all such financial statements audited and certified by independent public accountants of recognized standing selected by the Company;
(b)    as soon as practicable, but in any event within forty-five (45) days after the end of each of the first three (3) quarters of each fiscal year of the Company, unaudited statements of income and cash flows for such fiscal quarter, and an unaudited balance sheet as of the end of such fiscal quarter, all prepared in accordance with GAAP (except that such financial statements may (i) be subject to normal year-end adjustments; and (ii) not contain all notes thereto that may be required in accordance with GAAP);
(c)    as soon as practicable, but in any event thirty (30) days before the end of each fiscal year, a budget and business plan for the next fiscal year (collectively, the “Budget”), approved by the Board of Directors and prepared on a monthly basis, including balance sheets, income statements, and statements of cash flow for such months and, promptly after prepared, any other budgets or revised budgets prepared by the Company;
(d)    such other information relating to the financial condition, business, prospects, or corporate affairs of the Company as any Major Investor may from time to time reasonably request; provided, however, that the Company shall not be obligated under this Subsection 3.1 to provide information (i) that the Company reasonably determines in good faith to be a trade secret or confidential information (unless covered by an enforceable confidentiality agreement, in a form acceptable to the Company); (ii) that could reasonably be expected to result in a conflict of interest, or (iii) the disclosure of which would adversely affect the attorney-client privilege between the Company and its counsel.
If, for any period, the Company has any subsidiary whose accounts are consolidated with those of the Company, then in respect of such period the financial statements delivered pursuant to the foregoing sections shall be the consolidated and consolidating financial statements of the Company and all such consolidated subsidiaries.
Notwithstanding anything else in this Subsection 3.1 to the contrary, the Company may cease providing the information set forth in this Subsection 3.1 during the period starting with the date sixty (60) days before the Company’s good-faith estimate of the date of filing of a registration statement if it reasonably concludes it must do so to comply with the SEC rules applicable to such registration statement and related offering; provided that the Company’s covenants under this Subsection 3.1 shall be reinstated at such time as the Company is no longer actively employing its commercially reasonable efforts to cause such registration statement to become effective.
3.2    Inspection. The Company shall permit each Major Investor (provided that such Major Investor is not a Competitor), at such Major Investor’s expense, to visit and inspect the Company’s properties; examine its books of account and records; and discuss the Company’s affairs, finances, and accounts with its officers, during normal business hours of the Company as may be reasonably requested by the Major Investor no more than two (2) times per calendar year; provided, however, that the Company shall not be obligated pursuant to this Subsection 3.2 to provide access to any information (a) that the Company reasonably and in good faith considers to be a trade secret or confidential information (unless covered by an enforceable confidentiality agreement, in form acceptable to the Company), (b) that could reasonably be expected to result in a conflict of interest, or (c) the disclosure of which would adversely affect the attorney-client privilege between the Company and its counsel.
3.3    Observer Rights.
(a)    As long as SMC Growth Capital Partners II, LP (“SMC”) owns shares of Preferred Stock, the Company shall invite a representative of SMC, who shall initially be Raymond Wong, to attend all meetings of its Board of Directors in a nonvoting observer capacity and, in this respect, shall give such representative copies of all notices, minutes, consents, and other materials that it provides to its directors at the same time and in the same manner as provided to such directors; provided, however, that such representative shall agree to hold in confidence and trust and to act in a fiduciary manner with respect to all information so provided; and provided further, that the Company reserves the right to withhold any information and to exclude such representative from any meeting or portion thereof if access to such information or attendance at such meeting could adversely affect the attorney-client privilege between the Company and its counsel or result in disclosure of trade secrets or a conflict of interest, or if such Investor or its representative is a Competitor of the Company.
(b)    As long as CII owns shares of Preferred Stock, the Company shall invite a representative of CII to attend all meetings of its Board of Directors (and all committees thereof) in a nonvoting observer capacity and, in this respect, shall give such representative copies of all notices, minutes, consents, and other materials that it provides to its directors at the same time and in the same manner as provided to such directors; provided, however, that such representative shall agree to hold in confidence and trust and to act in a fiduciary manner with respect to all information so provided; and provided further, that the Company reserves the right to withhold any information and to exclude such representative from any meeting or portion thereof if access to such information or attendance at such meeting could adversely affect the attorney-client privilege between the Company and its counsel or result in disclosure of trade secrets or a conflict of interest, or if such Investor or its representative is a Competitor of the Company.
(c)    As long as either YEI Innovation Fund, LLC (“YEI”) or Yale University (“Yale” and together with YEI, the “Yale Holders”) owns shares of Preferred Stock, the Company shall invite a representative of the Yale Holders (designated by the holders of a majority of the Registrable Securities held by the Yale Holders at such time) to attend all meetings of its Board of Directors (and all committees thereof) in a nonvoting observer capacity and, in this respect, shall give such representative copies of all notices, minutes, consents, and other materials that it provides to its directors at the same time and in the same manner as provided to such directors; provided, however, that such representative shall agree to hold in confidence and trust and to act in a fiduciary manner with respect to all information so provided; and provided further, that the Company reserves the right to withhold any information and to exclude such representative from any meeting or portion thereof if access to such information or attendance at such meeting could adversely affect the attorney-client privilege between the Company and its counsel or result in disclosure of trade secrets or a conflict of interest, or if such Investor or its representative is a Competitor of the Company.
(d)    As long as North Sound Ventures, LP (“North Sound”) owns shares of Preferred Stock, the Company shall invite a representative of North Sound, who shall initially be Brian Miller, to attend all meetings of its Board of Directors in a nonvoting observer capacity and, in this respect, shall give such representative copies of all notices, minutes, consents, and other materials that it provides to its directors at the same time and in the same manner as provided to such directors; provided, however, that such representative shall agree to hold in confidence and trust and to act in a fiduciary manner with respect to all information so provided; and provided further, that the Company reserves the right to withhold any information and to exclude such representative from any meeting or portion thereof if access to such information or attendance at such meeting could adversely affect the attorney-client privilege between the Company and its counsel or result in disclosure of trade secrets or a conflict of interest, or if such Investor or its representative is a Competitor of the Company.
3.4    Termination of Information and Observer Rights. The covenants set forth in Subsection 3.1, Subsection 3.2, and Subsection 3.3 shall terminate and be of no further force or effect (i) immediately before the consummation of the IPO, (ii) when the Company first becomes subject to the periodic reporting requirements of Section 12(g) or 15(d) of the Exchange Act, or (iii) upon a Deemed Liquidation Event, as such term is defined in the Company’s Seventh Amended and Restated Certificate of Incorporation, whichever event occurs first.
3.5    Confidentiality. Each Investor agrees that such Investor will keep confidential and will not disclose, divulge, or use for any purpose (other than to monitor its investment in the Company) any confidential information obtained from the Company pursuant to the terms of this Agreement (including notice of the Company’s intention to file a registration statement), unless such confidential information (a) is known or becomes known to the public in general (other than as a result of a breach of this Subsection 3.5 by such Investor), (b) is or has been independently developed or conceived by the Investor without use of the Company’s confidential information, or (c) is or has been made known or disclosed to the Investor by a third party without a breach of any obligation of confidentiality such third party may have to the Company; provided, however, that an Investor may disclose confidential information (i) to its attorneys, accountants, consultants, and other professionals to the extent necessary to obtain their services in connection with monitoring its investment in the Company; (ii) to any prospective purchaser of any Registrable Securities from such Investor, if such prospective purchaser agrees to be bound by the provisions of this Subsection 3.5; (iii) to any existing or prospective Affiliate, partner, member, stockholder, or wholly owned subsidiary of such Investor in the ordinary course of business, or, in the case of CII, any Permitted CII Transferee, provided that such Person is not a Competitor and such Investor informs such Person that such information is confidential and directs such Person to maintain the confidentiality of such information; or (iv) as may otherwise be required by law (including, without limitation, with respect to CII, in accordance with any Freedom of Information Act requests), provided that the Investor promptly notifies the Company of such disclosure and takes reasonable steps to minimize the extent of any such required disclosure.
3.6    Limitation on Foreign Person Investors. Notwithstanding the covenants set forth in Section 3.1 and Section 3.2, the Company shall not provide any Investor that is a Foreign Person access to any “material non-public technical information” within the meaning of the DPA.
4.    Rights to Future Stock Issuances.
4.1    Right of First Offer. Subject to the terms and conditions of this Subsection 4.1 and applicable securities laws and excluding any sale of New Securities pursuant to Subsection 1.3 of the Purchase Agreement, if the Company proposes to offer or sell any New Securities, the Company shall first offer such New Securities to each Major Investor. A Major Investor shall be entitled to apportion the right of first offer hereby granted to it in such proportions as it deems appropriate, among (i) itself, (ii) its Affiliates (and, in the case of CII, Permitted CII Transferees) and (iii) its beneficial interest holders, such as limited partners, members or any other Person having “beneficial ownership”, as such term is defined in Rule 13d-3 promulgated under the Exchange Act, of such Major Investor; provided, however, in each case that any such Affiliate or beneficial interest holder (x) be an “accredited investor” within the meaning of the Securities Act, (y) is not a Competitor or FOIA Party (except in the case of a Permitted CII Transferee), unless such party’s purchase of New Securities is otherwise consented to by the Board of Directors, and (z) agrees to enter into this Agreement and each of the Sixth Amended and Restated Voting Agreement and Sixth Amended and Restated Right of First Refusal and Co-Sale Agreement of even date herewith among the Company, the Investors and the other parties named therein, as an “Investor” under each such agreement (provided that any Competitor or FOIA Party (except in the case of CII or any Permitted CII Transferee) shall not be entitled to any rights as a Major Investor under Subsections 3.1, 3.2 and 4.1 hereof). Notwithstanding the fact that SMC apportions this right of first offer to one of its beneficial interest holders and such beneficial interest holder would be considered a Major Investor pursuant to this Agreement, such beneficial interest holder hereby grants all subsequent rights of first offer described in this Section 4.1 and held by such beneficial interest holder back to SMC to exercise and apportion as it deems appropriate.
(a)    The Company shall give notice (the “Offer Notice”) to each Major Investor, stating (i) its bona fide intention to offer such New Securities, (ii) the number of such New

Securities to be offered, and (iii) the price and terms, if any, upon which it proposes to offer such New Securities.
(b)    By notification to the Company within twenty (20) days after the Offer Notice is given, each Major Investor may elect to purchase or otherwise acquire, at the price and on the terms specified in the Offer Notice, up to that portion of such New Securities which equals the proportion that the Common Stock then held by such Major Investor (including all shares of Common Stock then issuable (directly or indirectly) upon conversion and/or exercise, as applicable, of Series A Preferred Stock, Series A-2 Preferred Stock, Series B Preferred Stock, Series B-2 Preferred Stock, Series C Preferred Stock, Series C-2 Preferred Stock, Series D Preferred Stock and any other Derivative Securities then held by such Major Investor) bears to the total Common Stock of the Company then outstanding (assuming full conversion and/or exercise, as applicable, of all Series A Preferred Stock, Series A-2 Preferred Stock, Series B Preferred Stock, Series B-2 Preferred Stock, Series C Preferred Stock, Series C-2 Preferred Stock, Series D Preferred Stock and other Derivative Securities). At the expiration of such twenty (20) day period, the Company shall promptly notify each Major Investor that elects to purchase or acquire all the shares available to it (each, a “Fully Exercising Investor”) of any other Major Investor’s failure to do likewise. During the ten (10) day period commencing after the Company has given such notice, each Fully Exercising Investor may, by giving notice to the Company, elect to purchase or acquire, in addition to the number of shares specified above, up to that portion of the New Securities for which Major Investors were entitled to subscribe but that were not subscribed for by the Major Investors which is equal to the proportion that the Common Stock issued and held, or issuable (directly or indirectly) upon conversion and/or exercise, as applicable, of Series A Preferred Stock, Series A-2 Preferred Stock, Series B Preferred Stock, Series B-2 Preferred Stock, Series C Preferred Stock, Series C-2 Preferred Stock, Series D Preferred Stock and any other Derivative Securities then held, by such Fully Exercising Investor bears to the Common Stock issued and held, or issuable (directly or indirectly) upon conversion and/or exercise, as applicable, of the Series A Preferred Stock, Series A-2 Preferred Stock, Series B Preferred Stock, Series B-2 Preferred Stock, Series C Preferred Stock, Series C-2 Preferred Stock, Series D Preferred Stock and any other Derivative Securities then held, by all Fully Exercising Investors who wish to purchase such unsubscribed shares. The closing of any sale pursuant to this Subsection 4.1(b) shall occur within the later of one hundred twenty (120) days of the date that the Offer Notice is given and the date of initial sale of New Securities pursuant to Subsection 4.1(c).
(c)    If all New Securities referred to in the Offer Notice are not elected to be purchased or acquired as provided in Subsection 4.1(b), the Company may, during the ninety (90) day period following the expiration of the periods provided in Subsection 4.1(b), offer and sell the remaining unsubscribed portion of such New Securities to any Person or Persons at a price not less than, and upon terms no more favorable to the offeree than, those specified in the Offer Notice. If the Company does not enter into an agreement for the sale of the New Securities within such period, or if such agreement is not consummated within thirty (30) days of the execution thereof, the right provided hereunder shall be deemed to be revived and such New Securities shall not be offered unless first reoffered to the Major Investors in accordance with this Subsection 4.1.

(d)    The right of first offer in this Subsection 4.1 shall not be applicable to (i) Exempted Securities (as defined in the Company’s Seventh Amended and Restated Certificate of Incorporation); (ii) shares of Common Stock issued in the IPO; and (iii) the issuance of shares of Series D Preferred Stock to Additional Purchasers pursuant to Subsection 1.3 of the Purchase Agreement.
4.2    Termination. The covenants set forth in Subsection 4.1 shall terminate and be of no further force or effect (i) immediately before the consummation of the IPO, (ii) when the Company first becomes subject to the periodic reporting requirements of Section 12(g) or 15(d) of the Exchange Act, or (iii) upon a Deemed Liquidation Event, as such term is defined in the Company’s Seventh Amended and Restated Certificate of Incorporation, whichever event occurs first.
4.3    Limitation on Foreign Person Investors. Notwithstanding the covenants set forth in Section 4.1 and Section 4.2, no Investor that is a Foreign Person shall be permitted to obtain greater than nine and nine-tenths percent (9.9%) of the outstanding voting shares of the Company.
5.    Additional Covenants.
5.1    Insurance. To the extent it has not already done so, the Company shall use its commercially reasonable efforts to obtain, within ninety (90) days of the date hereof, from financially sound and reputable insurers Directors and Officers liability insurance in an amount equal to at least $2,000,000, on terms and conditions satisfactory to the Board of Directors, and will use commercially reasonable efforts to cause such insurance policy to be maintained until such time as the Board of Directors determines that such insurance should be discontinued. Such insurance policy shall not be cancelable by the Company without prior approval by the Board of Directors including at least three of the Preferred Directors. Notwithstanding any other provision of this Section 5.1 to the contrary, for so long as a Preferred Director (as defined in the Company’s Seventh Amended and Restated Certificate of Incorporation) is serving on the Board of Directors, the Company shall not cease to maintain a Directors and Officers liability insurance policy in an amount equal to at least $2,000,000 unless approved by all of the Preferred Directors.
5.2    Employee Agreements. The Company will cause (i) each person now or hereafter employed by it or by any subsidiary (or engaged by the Company or any subsidiary as a consultant/independent contractor) with access to confidential information and/or trade secrets to enter into a nondisclosure and proprietary rights assignment agreement; and (ii) each Key Employee to enter into a one (1) year noncompetition and nonsolicitation agreement, substantially in the form approved by the Board of Directors. In addition, the Company shall not amend, modify, terminate, waive, or otherwise alter, in whole or in part, any of the above-referenced agreements or any restricted stock agreement between the Company and any employee, without the consent of at least three of the Preferred Directors.

5.3    Employee Stock. Unless otherwise approved by the Board of Directors, including at least three of the Preferred Directors, all future employees and consultants of the Company who purchase, receive options to purchase, or receive awards of shares of the Company’s capital stock after the date hereof shall be required to execute restricted stock or option agreements, as applicable, providing for (i) vesting of shares over a four (4) year period, with no more than the first twenty-five percent (25%) of such shares vesting following twelve (12) months of continued employment or service, and the remaining shares vesting in equal monthly installments over the following thirty-six (36) months, and (ii) a market stand-off provision substantially similar to that in Subsection 2.11. Without the prior approval by the Board of Directors, including at least three of the Preferred Directors, the Company shall not amend, modify, terminate, waive or otherwise alter, in whole or in part, any stock purchase, stock restriction or option agreement with any existing employee or service provider if such amendment would cause it to be inconsistent with this Subsection 5.3. In addition, unless otherwise approved by the Board of Directors, including at least three of the Preferred Directors, the Company shall retain a “right of first refusal” on employee transfers until the Company’s IPO and shall have the right to repurchase unvested shares at cost upon termination of employment of a holder of restricted stock.
5.4    Qualified Small Business Stock. The Company shall use commercially reasonable efforts to cause the shares of Series A Preferred Stock issued pursuant to that certain Series A Preferred Stock Purchase Agreement, dated as of July 16, 2014, among the Company and the investors named therein, the shares of Series A-2 Preferred Stock issued pursuant to that certain Series A-2 Preferred Stock Purchase Agreement, dated as of May 28, 2015, among the Company and the investors named therein, the shares of Series B Preferred Stock issued pursuant to that certain Series B Preferred Stock Purchase Agreement, dated as of June 17, 2016, among the Company and the investors named therein, the shares of Series B-2 Preferred Stock issued pursuant to that certain Series B-2 Preferred Stock Purchase Agreement, dated as of July 20, 2017, among the Company and the investors named therein, the shares of Series C Preferred Stock issued pursuant to that certain Series C Preferred Stock Purchase Agreement, dated as of November 8, 2018, among the Company and the investors named therein, the shares of Series C-2 Preferred Stock issued pursuant to that certain Series C-2 Preferred Stock Purchase Agreement, dated as of December 23, 2019, among the Company and the investors named therein, and any shares into which such shares are converted, within the meaning of Section 1202(f) of the Internal Revenue Code (the “Code”), to constitute “qualified small business stock” as defined in Section 1202(c) of the Code; provided, however, that such requirement shall not be applicable if the Board of Directors of the Company determines, in its good-faith business judgment, that such qualification is inconsistent with the best interests of the Company. The Company shall submit to its stockholders (including the Investors) and to the Internal Revenue Service any reports that may be required under Section 1202(d)(1)(C) of the Code and the regulations promulgated thereunder. In addition, within twenty (20) business days after any Investor’s written request therefor, the Company shall, at its option, either (i) deliver to such Investor a written statement indicating whether (and what portion of) such Investor’s interest in the Company constitutes “qualified small business stock” as defined in Section 1202(c) of the Code or (ii) deliver to such Investor such factual information in the Company’s possession as is reasonably necessary to enable such Investor to determine whether (and what portion of) such Investor’s interest in the Company constitutes “qualified small business stock” as defined in Section 1202(c) of the Code.
5.5    Matters Requiring Investor Director Approval. So long as the holders of Preferred Stock are entitled to elect a Preferred Director, the Company hereby covenants and agrees with each of the Investors that it shall not, without approval of the Board of Directors, which approval must include the affirmative vote of at least three of the Preferred Directors:
(a)    make, or permit any subsidiary to make, any loan or advance to, or own any stock or other securities of, any subsidiary or other corporation, partnership, or other entity unless it is wholly owned by the Company;
(b)    make, or permit any subsidiary to make, any loan or advance to any Person, including, without limitation, any employee or director of the Company or any subsidiary, except advances and similar expenditures in the ordinary course of business or under the terms of an employee stock or option plan approved by the Board of Directors;
(c)    guarantee, directly or indirectly, or permit any subsidiary to guarantee, directly or indirectly, any indebtedness except for trade accounts of the Company or any subsidiary arising in the ordinary course of business;
(d)    make,or permit any subsidiary to make, any investment inconsistent with any investment policy approved by the Board of Directors;
(e)    incur, or allow any subsidiary to incur, any aggregate indebtedness in excess of $1,000,000 that is not already included in a budget approved by the Board of Directors, other than trade credit incurred in the ordinary course of business;
(f)    otherwise enter,or allow any subsidiary to enter, into or be a party to any transaction with any director, officer, or employee of the Company or any “associate” (as defined in Rule 12b-2 promulgated under the Exchange Act) of any such Person, including without limitation any “management bonus” or similar plan providing payments to employees in connection with a Deemed Liquidation Event, as such term is defined in the Company’s Seventh Amended and Restated Certificate of Incorporation, except for transactions contemplated by this Agreement and the Purchase Agreement; or transactions made in the ordinary course of business and pursuant to reasonable requirements of the Company’s business and upon fair and reasonable terms that are approved by a majority of the Board of Directors;
(g)    change the principal business of the Company, or any subsidiary, enter new lines of business, or exit the current line of business;
(h)    sell, assign, license, pledge, or encumber material technology or intellectual property of the Company or any subsidiary, other than licenses granted in the ordinary course of business; or

(i)    enter into, or permit any subsidiary to enter into, any corporate strategic relationship involving the payment, contribution, or assignment by the Company or to the Company of money or assets greater than $500,000.
5.6    Board Matters. Unless otherwise determined by the vote of a majority of the directors then in office, the Board of Directors shall meet at least quarterly in accordance with an agreed-upon schedule. The Company shall reimburse the directors for all reasonable out-of-pocket travel expenses incurred (consistent with the Company’s travel policy) in connection with attending meetings of the Board of Directors. Each Preferred Director shall be entitled in such person’s discretion to be a member of the audit and/or the compensation committees of the Board of Directors. Each Preferred Director shall be entitled in such person’s discretion to be a member of any existing committee of the Board of Directors, including the audit and/or the compensation committees. To the extent that the Company desires to pursue a Sale of the Company (as defined in the Sixth Amended and Restated Voting Agreement of even date herewith among the Investors, the Company and the other parties named therein) which involves a transaction with a strategic buyer or a party which is not an investment firm or a collective investment vehicle, the Board of Directors shall constitute a special committee, which special committee shall: (i) be comprised of all directors of the Company, including any Preferred Director, at such director’s discretion; provided, however, that such committee shall not include the DH Director; and (ii) have the exclusive authority over all aspects of the Sale of the Company, including, without limitation, negotiating the terms and conditions thereof, reviewing due diligence information in connection therewith and submitting its recommendations to the entire Board upon finalization of its negotiations and review. The special committee shall have the right to withhold any materials from the DH Director to the extent the members of the special committee shall reasonably determine that the DH Director (or any of its Affiliates or any party that shall have designated such Board member) has a conflict of interest or could reasonably be expected to use the information contained therein other than in connection with the determination of whether such Sale of the Company is in the best interests of the Company and its stockholders. Each Investor and Key Holder agrees to take such further action reasonably requested in order to effectuate the purposes of this Section 5.6.
5.7    Successor Indemnification. If the Company or any of its successors or assignees consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger, then to the extent necessary, proper provision shall be made so that the successors and assignees of the Company assume the obligations of the Company with respect to indemnification of members of the Board of Directors as in effect immediately before such transaction, whether such obligations are contained in the Company’s Bylaws, its Seventh Amended and Restated Certificate of Incorporation, or elsewhere, as the case may be.
5.8    Expenses of Counsel. In the event of a transaction which is a Sale of the Company (as defined in the Sixth Amended and Restated Voting Agreement of even date herewith among the Investors, the Company and the other parties named therein), the reasonable fees and disbursements, not to exceed $50,000, of one counsel for the Major Investors (“Investor

Counsel”), in their capacities as stockholders, shall be borne and paid by the Company. At the outset of considering a transaction which, if consummated would constitute a Sale of the Company, the Company shall obtain the ability to share with the Investor Counsel (and such counsel's clients) and shall share the confidential information (including, without limitation, the initial and all subsequent drafts of memoranda of understanding, letters of intent and other transaction documents and related noncompete, employment, consulting and other compensation agreements and plans) pertaining to and memorializing any of the transactions which, individually or when aggregated with others would constitute the Sale of the Company. The Company shall be obligated to share (and cause the Company's counsel and investment bankers to share) such materials when distributed to the Company's executives and/or any one or more of the other parties to such transaction(s). In the event that Investor Counsel deems it appropriate, in its reasonable discretion, to enter into a joint defense agreement or other arrangement to enhance the ability of the parties to protect their communications and other reviewed materials under the attorney client privilege, the Company shall, and shall direct its counsel to, execute and deliver to Investor Counsel and its clients such an agreement in form and substance reasonably acceptable to Investor Counsel. In the event that one or more of the other party or parties to such transactions require the clients of Investor Counsel to enter into a confidentiality agreement and/or joint defense agreement in order to receive such information, then the Company shall share whatever information can be shared without entry into such agreement and shall, at the same time, in good faith work expeditiously to enable Investor Counsel and its clients to negotiate and enter into the appropriate agreement(s) without undue burden to the clients of Investor Counsel.
5.9    Indemnification Matters. The Company hereby acknowledges that one (1) or more of the directors nominated to serve on the Board of Directors by the Investors, including the DH Director and the Perceptive Director (each a “Fund Director”) may have certain rights to indemnification, advancement of expenses and/or insurance provided by one or more of the Investors and certain of their Affiliates (collectively, the “Fund Indemnitors”).  The Company hereby agrees (a) that it is the indemnitor of first resort (i.e., its obligations to any such Fund Director are primary and any obligation of the Fund Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by such Fund Director are secondary), (b) that it shall be required to advance the full amount of expenses incurred by such Fund Director and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement by or on behalf of any such Fund Director to the extent legally permitted and as required by the Company’s Seventh Amended and Restated Certificate of Incorporation or Bylaws of the Company (or any agreement between the Company and such Fund Director), without regard to any rights such Fund Director may have against the Fund Indemnitors, and, (c) that it irrevocably waives, relinquishes and releases the Fund Indemnitors from any and all claims against the Fund Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof.  The Company further agrees that no advancement or payment by the Fund Indemnitors on behalf of any such Fund Director with respect to any claim for which such Fund Director has sought indemnification from the Company shall affect the foregoing and the Fund Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Fund Director against the Company. The Fund Directors and the Fund Indemnitors are intended third-party beneficiaries of this Subsection 5.9 and shall have the right, power and authority to enforce the provisions of this Subsection 5.9 as though they were a party to this Agreement.
5.10    Right to Conduct Activities.  The Company hereby agrees and acknowledges that each of CII (together with its Permitted CII Transferees), SMC Growth Capital Partners II, LP (together with its Affiliates), North Sound Ventures, LP (together with its Affiliates), Northpond Ventures LP (together with its Affiliates), Ironwood (together with its Affiliates), Perceptive (together with its Affiliates) and ABG (together with its Affiliates) is a professional investment fund, and as such invests in numerous portfolio companies, some of which may be deemed competitive with the Company’s business (as currently conducted or as currently propose to be conducted). The Company hereby agrees that none of SMC Growth Capital Partners II, LP, CII, North Sound Ventures, LP, Northpond Ventures LP, Ironwood, Perceptive or ABG shall be deemed a Competitor of this Company under this Agreement. The Company hereby further agrees that, to the extent permitted under applicable law, none of SMC Growth Capital Partners II, LP, CII, North Sound Ventures, LP, Northpond Ventures LP, Ironwood, Perceptive or ABG shall be liable to the Company for any claim arising out of, or based upon, (i) the investment by CII, SMC Growth Capital Partners II, LP, North Sound Ventures, LP, Northpond Ventures LP, Ironwood, Perceptive or ABG in any entity competitive with the Company, or (ii) actions taken by any partner, officer or other representative of CII, SMC Growth Capital Partners II, LP, North Sound Ventures, LP, Northpond Ventures LP, Ironwood, Perceptive or ABG to assist any such competitive company, whether or not such action was taken as a member of the board of directors of such competitive company or otherwise, and whether or not such action has a detrimental effect on the Company; provided, however, that the foregoing shall not relieve (x) any of the Investors from liability associated with the unauthorized disclosure of the Company’s confidential information obtained pursuant to this Agreement, or (y) any director or officer of the Company from any liability associated with his or her fiduciary duties to the Company.
5.11    Harassment Policy. The Company will maintain in effect (i) a Code of Conduct governing appropriate workplace behavior and (ii) an Anti-Harassment and Discrimination Policy prohibiting discrimination and harassment at the Company.
5.12    Amendment of Yale License Agreement. As soon as practicable after the date of this Agreement, the Company shall use commercially reasonable efforts to amend section 4.7 of that certain Amended and Restated License Agreement, dated as of November 24, 2015, by and between the Company and Yale University (as amended, the “Yale License Agreement”) to remove the Company’s obligation to commit any of its Net Sales (as defined in the Yale License Agreement) to governments in low-income and lower-middle income countries, not-for-profit charitable organizations, or other such organizations.
5.13    CFIUS and Foreign Person Limitations.
(a)    Unless otherwise approved by the Board of Directors, the Company will not provide to any Foreign Person any DPA Triggering Rights. No Investor who is a Foreign Person shall be permitted to obtain any DPA Triggering Rights or a voting equity interest in the Company that exceeds nine and nine-tenths percent (9.9%) of the Company’s total voting securities pursuant to the Purchase Agreement, Section 4 of this Agreement, or otherwise, including by way of any secondary transaction(s), without the approval of the Board of Directors.
(b)    Each Investor covenants that it will notify the Company in advance of permitting any Foreign Person affiliated with Investor, whether affiliated as a limited partner or otherwise, to obtain through Investor any DPA Triggering Rights.
5.14    Termination of Covenants. The covenants set forth in this Section 5, except for Subsections 5.7, 5.8, 5.9 and 5.10, shall terminate and be of no further force or effect (i) immediately before the consummation of the IPO (ii) when the Company first becomes subject to the periodic reporting requirements of Section 12(g) or 15(d) of the Exchange Act, or (iii) upon a Deemed Liquidation Event, as such term is defined in the Company’s Seventh Amended and Restated Certificate of Incorporation, whichever event occurs first.
6.    Miscellaneous.
6.1    Successors and Assigns. The rights under this Agreement may be assigned (but only with all related obligations) by a Holder to a transferee of Registrable Securities that (i) is an Affiliate of a Holder; (ii) is a Holder’s Immediate Family Member or trust for the benefit of an individual Holder or one or more of such Holder’s Immediate Family Members; (iii) after such transfer, holds at least 7,686 shares of Registrable Securities (subject to appropriate adjustment for stock splits, stock dividends, combinations, and other recapitalizations); (iv) with respect to an assignment by CII or any Permitted CII Transferee, to any Permitted CII Transferee; (v) with respect to an assignment by DHL or any Permitted DHL Transferee, to any Permitted DHL Transferee; or (vi) with respect to an assignment by Perceptive or any Permitted Perceptive Transferee, to any Permitted Perceptive Transferee; provided, however, that (x) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee and the Registrable Securities with respect to which such rights are being transferred; and (y) such transferee agrees in a written instrument delivered to the Company to be bound by and subject to the terms and conditions of this Agreement, including the provisions of Subsection 2.11. For the purposes of determining the number of shares of Registrable Securities held by a transferee, the holdings of a transferee (1) that is an Affiliate or stockholder of a Holder; (2) who is a Holder’s Immediate Family Member; or (3) that is a trust for the benefit of an individual Holder or such Holder’s Immediate Family Member shall be aggregated together and with those of the transferring Holder; provided further that all transferees who would not qualify individually for assignment of rights shall have a single attorney-in-fact for the purpose of exercising any rights, receiving notices, or taking any action under this Agreement. The terms and conditions of this Agreement inure to the benefit of and are binding upon the respective successors and permitted assignees of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and permitted assignees any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

6.2    Governing Law. This Agreement shall be governed by the internal law of the State of Delaware.
6.3    Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.
6.4    Titles and Subtitles. The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement.
6.5    Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or (i) personal delivery to the party to be notified; (ii) when sent, if sent by electronic mail or facsimile during the recipient’s normal business hours, and if not sent during normal business hours, then on the recipient’s next business day; (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) one (1) business day after the business day of deposit with a nationally recognized overnight courier, freight prepaid, specifying next-day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their addresses as set forth on Schedule A or Schedule B (as applicable) hereto, or to the principal office of the Company and to the attention of the Chief Executive Officer, in the case of the Company, or to such email address, facsimile number, or address as subsequently modified by written notice given in accordance with this Subsection 6.5. If notice is given to the Company, a copy shall also be sent to Wiggin and Dana LLP, One Century Tower, 265 Church Street, P.O. Box 1832, New Haven, CT 06508-1832, Attn: Evan Kipperman, ekipperman@wiggin.com and if notice is given to the Investors, a copy shall also be given to: (x) Pillsbury Winthrop Shaw Pittman LLP, 31 W 52 St. 29th Fl., New York, NY 10019, Attn: Michael Flynn, michael.flynn@pillsburylaw.com, (y) Cooley LLP, 500 Boylston Street, 14th Floor, Boston, MA 02116-3736, Attn: Ryan Sansom, rsansom@cooley.com, and (z) Golenbock Eiseman Assor Bell & Peskoe LLP, 711 Third Avenue, New York, NY 10017, Attn: Alexander Kaplun and Matthew T. Weill.
6.6    Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of the Company and the holders of at least a majority of the Registrable Securities then outstanding; provided that the Company may in its sole discretion waive compliance with Subsection 2.12(c) (and the Company’s failure to object promptly in writing after notification of a proposed assignment allegedly in violation of Subsection 2.12(c) shall be deemed to be a waiver); and provided further that any provision hereof may be waived by any waiving party on such party’s own behalf, without the consent of any other party. Notwithstanding the foregoing, (a) this Agreement may not be amended or terminated and the observance of any term hereof may not be waived with respect to any Investor without the written consent of such Investor, unless such amendment, termination, or waiver applies to all Investors in the same fashion (it being agreed that a waiver of the provisions of Section 4 with respect to a particular transaction shall be deemed to apply to all Investors in the same fashion if such waiver does so by its terms, notwithstanding the fact that certain Investors may nonetheless, by agreement with the Company, purchase securities in such transaction) and (b) Subsections 3.1 and 3.2, Section 4 and any other section of this Agreement applicable to the Major Investors (including this clause (b) of this Subsection 6.6) may not be amended, modified, terminated or waived without the written consent of the holders of at least a majority of the Registrable Securities then outstanding and held by the Major Investors (including the holders of at least seventy percent (70%) of the shares of Series D Preferred Stock). Further, this Agreement may not be amended, and no provision hereof may be waived, in each case, in any way which would adversely affect the rights of the Key Holders hereunder in a manner disproportionate to any adverse effect such amendment or waiver would have on the rights of the Investors hereunder, without also the written consent of the holders of at least a majority of the Registrable Securities held by the Key Holders. Furthermore, notwithstanding the foregoing: (a) any provision to this Agreement applicable exclusively to (1) CII or the Put Agreement may only be amended by the written consent of the Company and CII, and may only be waived with the written consent of CII subject to the terms of the Put Agreement, or (2) Perceptive may only be amended by the written consent of Perceptive; (b) to the extent that any amendment or waiver of this Agreement disproportionately and adversely affects holders of Series A Preferred Stock in relation to holders of Series A-2 Preferred Stock, Series B Preferred Stock, Series B-2 Preferred Stock, Series C Preferred Stock, Series C-2 Preferred Stock and Series D Preferred Stock, such amendment or waiver shall also require the written consent of the holders of at least a majority of the outstanding shares of Series A Preferred Stock; (c) to the extent that any amendment or waiver of this Agreement disproportionately and adversely affects holders of Series A-2 Preferred Stock in relation to holders of Series A Preferred Stock, Series B Preferred Stock, Series B-2 Preferred Stock, Series C Preferred Stock, Series C-2 Preferred Stock and Series D Preferred Stock, such amendment or waiver shall also require the written consent of the holders of at least a majority of the outstanding shares of Series A-2 Preferred Stock; (d) to the extent that any amendment or waiver of this Agreement disproportionately and adversely affects holders of Series B Preferred Stock in relation to holders of Series A Preferred Stock, Series A-2 Preferred Stock, Series B-2 Preferred Stock, Series C Preferred Stock, Series C-2 Preferred Stock and Series D Preferred Stock, such amendment or waiver shall also require the written consent of the holders of at least a majority of the outstanding shares of Series B Preferred Stock; (e) to the extent that any amendment or waiver of this Agreement disproportionately and adversely affects holders of Series B-2 Preferred Stock in relation to holders of Series A Preferred Stock, Series A-2 Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series C-2 Preferred Stock and Series D Preferred Stock, such amendment or waiver shall also require the written consent of the holders of at least a majority of the outstanding shares of Series B-2 Preferred Stock; (f) to the extent that any amendment or waiver of this Agreement disproportionately and adversely affects holders of Series C Preferred Stock in relation to holders of Series A Preferred Stock, Series A-2 Preferred Stock, Series B Preferred Stock, Series B-2 Preferred Stock, Series C-2 Preferred Stock and Series D Preferred Stock, such amendment or waiver shall also require the written consent of the holders of at least a majority of the outstanding shares of Series C Preferred Stock; (g) to the extent that any amendment or waiver of this Agreement disproportionately and adversely affects holders of Series C-2 Preferred Stock in relation to holders of Series A Preferred Stock, Series A-2 Preferred Stock, Series B Preferred Stock, Series B-2 Preferred Stock, Series C Preferred Stock and Series D Preferred Stock, such amendment or waiver shall also require the written consent of the holders of at least a majority of the outstanding shares of Series C-2 Preferred Stock; (h) to the extent that any amendment or waiver of this Agreement disproportionately and adversely affects holders of Series D Preferred Stock in relation to holders of Series A Preferred Stock, Series A-2 Preferred Stock, Series B Preferred Stock, Series B-2 Preferred Stock, Series C Preferred Stock and Series C-2 Preferred Stock, such amendment or waiver shall also require the written consent of the holders of at least seventy percent (70%) of the shares of Series D Preferred Stock; and (i) this Agreement may not be amended or terminated and the observance of any term hereof may not be waived with respect to any holder of Series A, Series A-2, Series B, Series B-2 Preferred Stock, Series C Preferred Stock, Series C-2 Preferred Stock or Series D Preferred Stock without the written consent of such holder, unless such amendment, termination, or waiver applies to all holders of Series A, Series A-2, Series B, Series B-2 Preferred Stock, Series C Preferred Stock, Series C-2 Preferred Stock or Series D Preferred Stock, as applicable, in the same fashion (it being agreed that a waiver of any preemptive right with respect to a particular transaction shall be deemed to apply to all holders of Series A, Series A-2, Series B, Series B-2 Preferred Stock, Series C Preferred Stock, Series C-2 Preferred Stock or Series D Preferred Stock, as applicable, in the same fashion if such waiver does so by its terms, notwithstanding the fact that certain holders may nonetheless, by agreement with the Company, purchase securities in such transaction). The Company shall give prompt notice of any amendment or termination hereof or waiver hereunder to any party hereto that did not consent in writing to such amendment, termination, or waiver. Any amendment, termination, or waiver effected in accordance with this Subsection 6.6 shall be binding on all parties hereto, regardless of whether any such party has consented thereto. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.
6.7    Severability. In case any one or more of the provisions contained in this Agreement is for any reason held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement, and such invalid, illegal, or unenforceable provision shall be reformed and construed so that it will be valid, legal, and enforceable to the maximum extent permitted by law.
6.8    Aggregation of Stock. All shares of Registrable Securities held or acquired by Affiliates shall be aggregated together for the purpose of determining the availability of any rights under this Agreement and such Affiliated Persons may apportion such rights as among themselves in any manner they deem appropriate.
6.9    Additional Investors. Notwithstanding anything to the contrary contained herein, if the Company issues additional shares of Preferred Stock after the date hereof, whether pursuant to the Purchase Agreement or otherwise, any purchaser of such shares of Preferred Stock may become a party to this Agreement by executing and delivering a joinder agreement so specifying or by executing and delivering an additional counterpart signature page to this Agreement, and thereafter shall be deemed an “Investor” for all purposes hereunder. No action or consent by the Investors shall be required for such joinder to this Agreement by such additional Investor, so long as such additional Investor has agreed in writing to be bound by all of the obligations as an “Investor” hereunder.
6.10    Entire Agreement. This Agreement (including any Schedules and Exhibits hereto) constitutes the full and entire understanding and agreement among the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled. For avoidance of doubt, the Fifth A&R IRA is hereby amended and restated in its entirety, and is superseded by, this Agreement.
6.11    Dispute Resolution. The parties (a) hereby irrevocably and unconditionally submit to the jurisdiction of the state courts of the County of New York, State of New York and to the jurisdiction of the United States District Court for the Southern District of New York for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the state courts of the County of New York, State of New York or the United States District Court for the Southern District of New York, and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.
WAIVER OF JURY TRIAL: EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS, THE SECURITIES OR THE SUBJECT MATTER HEREOF OR THEREOF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS SECTION HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HERETO HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.
Each party will bear its own costs in respect of any disputes arising under this Agreement. Each of the parties to this Agreement consents to personal jurisdiction for any equitable action sought in the state courts in the County of New York, State of New York and to the jurisdiction of the United States District Court for the Southern District of New York having subject matter jurisdiction.
6.12    Delays or Omissions. No delay or omission to exercise any right, power, or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power, or remedy of such nonbreaching or nondefaulting party, nor shall it be construed to be a waiver of or acquiescence to any such breach or default, or to any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. All remedies, whether under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.
6.13    Acknowledgment. The Company acknowledges that the Investors are in the business of venture capital investing and therefore review the business plans and related proprietary information of many enterprises, including enterprises which may have products or services which compete directly or indirectly with those of the Company. Nothing in this Agreement shall preclude or in any way restrict the Investors from investing or participating in any particular enterprise whether or not such enterprise has products or services which compete with those of the Company.
[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have executed this Sixth Amended and Restated Investors’ Rights Agreement as of the date first written above.

COMPANY:

ISOPLEXIS CORPORATION

By:	/s/ Sean Mackay
Name:	Sean Mackay
Title:	Chief Executive Officer and President
SIGNATURE PAGE TO SIXTH AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Sixth Amended and Restated Investors’ Rights Agreement as of the date first written above.

KEY HOLDERS:

Signature:	/s/ Sean Mackay
Name:	Sean Mackay

Signature:	/s/ Rong Fan
Name:	Dr. Rong Fan
SIGNATURE PAGE TO SIXTH AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Sixth Amended and Restated Investors’ Rights Agreement as of the date first written above.

INVESTORS:

ALLY BRIDGE MEDALPHA MASTER FUND L.P., acting through its general partner, Ally Bridge MedAlpha General Partner L.P., acting through its general partner Ally Bridge MedAlpha GP, LLC

By:	/s/ Fan Yu
Name:	Fan Yu
Title:	Manager of Ally Bridge MedAlpha GP, LLC
SIGNATURE PAGE TO SIXTH AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Sixth Amended and Restated Investors’ Rights Agreement as of the date first written above.

INVESTORS:

BLACKROCK HEALTH SCIENCES TRUST II

/s/ Hongying Erin Xie
Name:	Hongying Erin Xie
Title:	Manager Director

BLACKROCK HEALTH SCIENCES MASTER UNIT TRUST

/s/ Hongying Erin Xie
Name:	Hongying Erin Xie
Title:	Manager Director
SIGNATURE PAGE TO SIXTH AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Sixth Amended and Restated Investors’ Rights Agreement as of the date first written above.

INVESTORS:

CONNECTICUT INNOVATIONS, INCORPORATED

/s/ David Wurzer
By:	David Wurzer
Title:	Chief Investment Officer
and Executive Vice President
SIGNATURE PAGE TO SIXTH AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Sixth Amended and Restated Investors’ Rights Agreement as of the date first written above.

INVESTORS:

DANAHER INNOVATION CENTER LLC

By:	/s/ Michael Egholm
Name:	Michael Egholm
Title:	Vice President

DH LIFE SCIENCES LLC

By:	/s/ Michael Egholm
Name:	Michael Egholm
Title:	Vice President
SIGNATURE PAGE TO SIXTH AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Sixth Amended and Restated Investors’ Rights Agreement as of the date first written above.

INVESTORS:

NORTHPOND VENTURES LP

By: Northpond Ventures GP, LLC

/s/ Patrick Smerkers
By:	Patrick Smerkers
Title:	Senior Director, Finance and
Operations
SIGNATURE PAGE TO SIXTH AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Sixth Amended and Restated Investors’ Rights Agreement as of the date first written above.

INVESTORS:

NORTH SOUND VENTURES LP

/s/ Brian Miller
By:	Brian Miller
Title:	General Partner
SIGNATURE PAGE TO SIXTH AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Sixth Amended and Restated Investors’ Rights Agreement as of the date first written above.

INVESTORS:

PERCEPTIVE LIFE SCIENCES MASTER FUND, LTD.

By: Perceptive Advisors, LLC

By:	/s/ James H. Mannix
Name:	James H. Mannix
Title:	COO
SIGNATURE PAGE TO SIXTH AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Sixth Amended and Restated Investors’ Rights Agreement as of the date first written above.

INVESTORS:

PERCEPTIVE CREDIT HOLDINGS III, LP

By: Perceptive Credit Opportunities GP, LLC, its general partner

By:	/s/ Sandeep Dixit
Name:	Sandeep Dixit
Title:	Chief Credit Officer

By:	/s/ Sam Chawla
Name:	Sam Chawla
Title:	Portfolio Manager

PCOF EQ AIV III, LP

By: PCOF EQ AIV GP, LLC, its general partner

By:	/s/ Sandeep Dixit
Name:	Sandeep Dixit
Title:	Chief Credit Officer

By:	/s/ Sam Chawla
Name:	Sam Chawla
Title:	Portfolio Manager
SIGNATURE PAGE TO SIXTH AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Sixth Amended and Restated Investors’ Rights Agreement as of the date first written above.

INVESTORS:

SMC GROWTH CAPITAL PARTNERS II, LP

By: SMC Growth Capital II GP, LLC, its general partner
By: Spring Mountain Capital G.P., LLC, its managing member

/s/ Gregory P. Ho
By:	Gregory P. Ho
Title:	Managing Member

SMC HOLDINGS II, LP – CLASS CURE
By: SMC Holdings II G.P., LLC, its general partner

/s/ Gregory P. Ho
By:	Gregory P. Ho
Title:	Managing Member

SMC PRIVATE EQUITY HOLDINGS, LP
By: SMC Growth Capital II GP, LLC, its general partner
By: Spring Mountain Capital G.P., LLC, its managing member

/s/ Gregory P. Ho
By:	Gregory P. Ho
Title:	Managing Member

SMC PRIVATE EQUITY HOLDINGS, LP – CLASS E-5

By: SMC Private Equity Holdings G.P., LLC, its general partner
By: Spring Mountain Capital G.P., LLC, its managing member

/s/ Gregory P. Ho
By:	Gregory P. Ho
Title:	Managing Member
SIGNATURE PAGE TO SIXTH AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

SCHEDULE A
INVESTORS

Name and Address	Number of Shares Held
SMC Growth Capital Partners II, LP 650 Madison Avenue, 20th Floor New York, NY 10022	435,769
SMC Private Equity Holdings, LP 650 Madison Avenue, 20th Floor New York, NY 10022	213,114
SMC Holdings II, LP – Class CURE 650 Madison Avenue, 20th Floor New York, NY 10022	7,945
SMC Private Equity Holdings, LP – Class E-5 650 Madison Avenue, 20th Floor New York, NY 10022	51,522
Connecticut Innovations, Incorporated 470 James Street, Ste 8 New Haven, CT 06513 Attn: Daniel Wagner [***] With a copy to: Updike, Kelly & Spellacy, P.C. 100 Pearl Street Hartford, CT 06103 Attn: Gregg J. Lallier [***]	310,955
North Sound Management 115 E. Putnam Ave, 3rd Fl Greenwich, CT 06830 [***]	30,744
North Sound Ventures LP 115 E. Putnam Ave, 2nd Fl Greenwich, CT 06830 [***]	279,148
Birju Shah [***]	15,372
YEI Innovation Fund, LLC c/o Elm Street Ventures 33 Whitney Avenue New Haven, CT 06510 Facsimile: Email:	19,353
Christopher McLeod [***]	21,290

Yale Office of Cooperative Research 433 Temple Street New Haven, CT 06511 Facsimile: Email:	11,146
Michael Weiner [***]	7,945
Connecticut Growth Fund II, Limited Partnership c/o Ironwood Capital 45 Nod Road Avon, Connecticut 06001-3819 Attention: Victor Budnick [***]	36,517
Advantage Capital Partners Connecticut V, Limited Partnership c/o Ironwood Capital 45 Nod Road Avon, Connecticut 06001-3819 Attention: Victor Budnick [***]	1,980
Connecticut Growth Fund, Limited Partnership c/o Ironwood Capital 45 Nod Road Avon, Connecticut 06001-3819 Attention: Victor Budnick [***]	17,713
Connecticut Small Business Finance Fund, Limited Partnership c/o Ironwood Capital 45 Nod Road Avon, Connecticut 06001-3819 Attention: Victor Budnick [***]	14,671
Northpond Ventures, LP 7500 Old Georgetown Road Suite 850 Bethesda, MD 20814	788,024
DH Life Sciences LLC c/o 2200 Pennsylvania Avenue, N.W. Suite 800W Washington D.C. 20037 Attn: Jeff Szekeres [***] with copies to: Attila Bodi [***] Claire Sheng [***]	174,683

Danaher Innovation Center LLC c/o 2200 Pennsylvania Avenue, N.W. Suite 800W Washington D.C. 20037 Attn: Jeff Szekeres [***] with copies to: Attila Bodi [***] Claire Sheng [***]	55,902
Perceptive Life Sciences Master Fund, Ltd. 51 Astor Place, 10th Floor New York, NY 10003 Attn: James H. Mannix [***]	325,014
Perceptive Credit Holdings III, LP 51 Astor Pl 10th Floor, New York, NY 10003 Attn: Sam Chawla, Portfolio Manager Sandeep Dixit, Chief Credit Officer [***]	40,373
PCOF EQ AIV III, LP 51 Astor Pl 10th Floor, New York, NY 10003 Attn: Sam Chawla, Portfolio Manager Sandeep Dixit, Chief Credit Officer [***]	24,629
BlackRock Health Sciences Trust II c/o BlackRock Advisors, LLC 60 State Street, 19th/20th Floor Boston, MA 02109 Attn: Erin Xie [***] With a copy (which shall not constitute notice) to: c/o BlackRock, Inc. Office of the General Counsel 40 East 52nd Street New York, NY 10022 Attn: David Maryles and Reid Fitzgerald [***]	192,408

BlackRock Health Sciences Master Unit Trust c/o BlackRock Advisors, LLC 60 State Street, 19th/20th Floor Boston, MA 02109 Attn: Erin Xie [***] With a copy (which shall not constitute notice) to: c/o BlackRock, Inc. Office of the General Counsel 40 East 52nd Street New York, NY 10022 Attn: David Maryles and Reid Fitzgerald [***]	2,600
Ally Bridge MedAlpha Master Fund L.P. c/o Ally Bridge Group (NY) LLC, 430 Park Avenue, 12th Floor New York, NY 10022 Attn: Daniel Johnson [***]	130,005
California Institute of Technology 1200 East California Blvd., MC 6-32 Pasadena, CA 91125	2,830

SCHEDULE B
KEY HOLDERS

Name and Address	Number of Shares Held

Sean Mackay [***]	99,900
Dr. Rong Fan [***]	122,700
Kara Brower [***]	22,114